EXHIBIT 21.1

               SUBSIDIARIES OF CRYSTALIX GROUP INTERNATIONAL, INC.


Crystalix USA Group, a Nevada corporation

Lazer-Tek Designs Ltd., a Nevada corporation

Lazer-Tek Designs, Inc., a Nevada corporation

Crystalix Imaging Limited, doing business as Crystalix Europe, a corporation formed in Ireland